Codexis Reports Financial Results for the First Quarter of 2015

-- Affirms 2015 financial guidance --

-- Conference call begins at 4:30 p.m. Eastern time today --

REDWOOD CITY, Calif. (May 7, 2015) - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, announces financial results for the quarter ended March 31, 2015.
“We are continuing to make good progress financially and operationally as we drive toward profitability. During the first quarter, revenues in both our core biocatalyst product and biocatalyst research and development service businesses grew modestly compared with the prior year, gross margin improved substantially and expenses declined as we continue to manage costs,” stated Codexis President and CEO John Nicols. “Based on our visibility for the full year, we continue to expect 2015 revenues to meet guidance and increase 10% to 19% over 2014, with most of that growth coming in the second half of the year.

“Among recent operational highlights, we delivered our second shipment of enzyme to a food ingredients customer for use in test marketing its product,” said Mr. Nicols. “I’m also pleased to report that the transfer of the CodeEvolver® protein engineering technology under the GSK licensing agreement is proceeding well. The CodeEvolver® lab at the GSK facility in Pennsylvania is now operational and we recently started the second of two Wave 2 tech transfer projects. Our progress puts us on track to recognize a $6.5 million milestone payment under our GSK agreement later this year.”

First Quarter Financial Highlights:
Total revenues for the quarter ended March 31, 2015 of $6.8 million compare with revenues of $7.1 million for the first quarter of 2014. Biocatalyst product sales increased 3% to $3.1 million and included a second shipment of enzyme to a major food ingredient customer, as well as higher sales to more pharmaceutical customers compared with the prior-year period. Biocatalyst product sales for the first quarter of 2014 were $3.0 million and include a shipment of $2.0 million to a major pharmaceutical customer. Biocatalyst research and development revenue for the first quarter of 2015 increased 2% to $2.2 million compared with the prior-year period. Revenue from the revenue-sharing arrangement with Exela Pharma Sciences for sales of argatroban injectable drug decreased $0.4 million to $1.5 million as a result of the expiration of the formulation patent for argatroban in June 2014, allowing for generic competition in the subsequent quarters.
Gross margin as a percentage of total revenues for the first quarter of 2015 increased to 79% compared to 64% for the first quarter of 2014, due primarily to a sales mix favoring higher-margin products.
Research and development (R&D) expenses for the first quarter of 2015 of $5.3 million compare with R&D expenses of $4.8 million for the first quarter of 2014, which included a $0.8 million gain from the sale of the Company's former Hungarian subsidiary. Excluding this non-recurring item, R&D expenses for the first quarter of 2015 decreased $0.3 million compared with the same period in 2014. Selling, general

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and administrative (SG&A) expenses decreased 9% to $5.6 million from $6.1 million in the first quarter of 2014, due primarily to reductions in legal expenses and headcount.
Net loss for the first quarter of 2015 of $5.6 million, or $0.14 per basic and diluted share, compared with a net loss of $6.4 million, or $0.17 per basic and diluted share, for the first quarter of 2014. Non-GAAP adjusted net loss was $2.9 million, or $0.07 per basic and diluted share, an improvement from a non-GAAP adjusted net loss of $4.0 million, or $0.11 per basic and diluted share, reported for the first quarter of 2014.
Cash and cash equivalents as of March 31, 2015 were $22.2 million, compared with $26.5 million as of December 31, 2014.

Financial Outlook
Codexis is affirming its financial guidance for 2015, as follows:

•
Total revenues of $39 million to $42 million, representing growth of 10% to 19% over 2014. This revenue guidance assumes recognizing a $6.5 million milestone related to the company's non-exclusive licensing agreement with GSK, which is expected toward the end of 2015.

•	Gross margins as a percent of total revenue in the range of 70% to 75%.

Non-GAAP Financial Measures
Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as depreciation expense, amortization expense and stock-based compensation expense, as well as one-time non-cash impairment and change in fair value of assets held for use. Non-GAAP financial measures presented are: non-GAAP net loss, non-GAAP net loss per share, non-GAAP research and development expense and non-GAAP selling, general and administrative expense. Non-GAAP operating expenses exclude employee stock-based compensation expense, amortization of intangible assets, depreciation of fixed assets, the impairment of certain lab equipment used in research and development activities, a decrease in fair value of assets held for sale and the gain on sale of Codexis’ former Hungarian subsidiary.

Codexis management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. Codexis management believes the non-GAAP information is useful for investors by offering the ability to identify trends in what management considers to be Codexis’ core operating results and to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Codexis. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP, and therefore these non-GAAP results should only be used for evaluation in conjunction with the corresponding GAAP measures. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

Conference Call and Webcast
Codexis will hold a live conference call and audio webcast today beginning at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 855-890-8665 for domestic callers and 720-634-2938 for international callers, and passcode 39585509. A live webcast of the call will be available on the Investors section of www.codexis.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers. Please use the passcode

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39585509 to access the replay. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis, Inc.
Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ forecast for 2015 total revenues and gross margins as a percent of total revenue and Codexis’ belief that it will recognize a milestone payment in 2015 under its non-exclusive licensing agreement with GSK. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ pharmaceutical product gross margins are variable and may decline from quarter to quarter; Codexis’ dependence on one contract manufacturer for large-scale production of its enzymes; and Codexis’ dependence on key personnel. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 6, 2015, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Media
Notch Communications
Kate Whelan, +46 (0)72 238 11 49
Kate.whelan@notchcommunications.co.uk

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Biocatalyst products	$3,076	$2,985
Biocatalyst research and development	2,197	2,146
Revenue sharing arrangement	1,525	1,943
Total revenues	6,798	7,074
Costs and operating expenses:
Cost of biocatalyst product revenues	1,456	2,524
Research and development	5,293	4,834
Selling, general and administrative	5,578	6,112
Total costs and operating expenses	12,327	13,470
Loss from operations	(5,529)	(6,396)
Interest income	4	9
Other expenses	(25)	(118)
Loss before income taxes	(5,550)	(6,505)
Income tax provision (benefit)	12	(130)
Net loss	$(5,562)	$(6,375)
Net loss per share, basic and diluted	$(0.14)	$(0.17)
Weighted average common shares used in computing net loss per share, basic and diluted	38,779	38,506

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$22,159	$26,487
Accounts receivable	3,215	3,870
Inventories	992	1,395
Prepaid expenses and other current assets	1,266	1,255
Total current assets	27,632	33,007
Restricted cash	711	711
Marketable securities, non-current	712	688
Property and equipment, net	3,499	3,995
Intangible assets, net	5,342	6,186
Goodwill	3,241	3,241
Other non-current assets	284	294
Total assets	$41,421	$48,122
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,952	$4,673
Accrued compensation	3,600	2,946
Other accrued liabilities	2,065	2,619
Deferred revenues	4,253	3,497
Total current liabilities	11,870	13,735
Deferred revenues, net of current portion	3,780	3,813
Other long-term liabilities	4,154	4,263
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	303,231	302,379
Accumulated other comprehensive loss	(126)	(142)
Accumulated deficit	(281,492)	(275,930)
Total stockholders’ equity	21,617	26,311
Total liabilities and stockholders’ equity	$41,421	$48,122

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Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2015	2014
(i) Research and development expenses
Research and development expenses - GAAP	$5,293	$4,834
Non-GAAP adjustments:
Gain on sale of Hungarian subsidiary(a)	—	760
Depreciation expense(b)	(310)	(720)
Intangible asset amortization(c)	(844)	(844)
Employee stock-based compensation(d)	(291)	(239)
Research and development expenses - Non-GAAP	$3,848	$3,791

(ii) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$5,578	$6,112
Non-GAAP adjustments:
Depreciation expense(b)	(248)	(296)
Employee stock-based compensation(d)	(994)	(990)
Selling, general and administrative expenses - Non-GAAP	$4,336	$4,826

(iii) Net loss
Net loss - GAAP	$(5,562)	$(6,375)
Non-GAAP adjustments:
Gain on sale of Hungarian subsidiary (a)	—	(760)
Depreciation expense(b)	558	1,016
Intangible asset amortization(c)	844	844
Employee stock-based compensation(d)	1,285	1,229
Net loss - Non-GAAP	$(2,875)	$(4,046)

(iv) Net loss per share
Net loss per share - GAAP	$(0.14)	$(0.17)
Adjustments to GAAP net loss (as detailed above)	0.07	0.06
Basic and diluted net loss per share - Non-GAAP	$(0.07)	$(0.11)

These non-GAAP financial measures exclude the following items:
(a) Gain on sale of former Hungarian subsidiary: we provide non-GAAP information which excludes the effects of the sale of Codexis' Hungarian subsidiary because it does not relate to the normal and recurring transactions of Codexis' business; such exclusion facilitates comparisons of Codexis' operating results to peer companies.
(b) Depreciation expense: we provide non-GAAP information which excludes depreciation expense related to the depreciation of property and equipment. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

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(c) Intangible asset amortization: we provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because this expense is non-cash and such exclusion facilitates comparisons of Codexis' operating results to peer companies.
(d) Employee stock-based compensation: we provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of Codexis' operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

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